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                                                                     EXHIBIT 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                           1ST NET TECHNOLOGIES, INC.



               1st Net Technologies, Inc., a Colorado corporation, having its principal office at 11423 West Bernardo Court, San Diego, California 92127 (which is hereinafter called the "Corporation"), hereby certifies to the Department of Corporations of Colorado that:

        FIRST: 1ST NET TECHNOLOGIES, INC., a Colorado corporation (the "Corporation"), desires to amend and restate its Articles of Incorporation (the "Articles") as currently in effect which proposed amendment and restraint has been approved by a majority of the directors and shareholders of the Corporation.

        SECOND:The Articles are hereby amended and restated, in full, to read as follows:


                                    ARTICLE I

        THE UNDERSIGNED, Jason Howard, Esq., whose address is 11423 West Bernardo Court, San Diego, California 92127, being at least 18 years of age, acting as incorporator, is hereby forming a corporation under the General Corporation Laws of the State of Colorado.


                                   ARTICLE II

        The name of the Corporation shall be 1ST NET TECHNOLOGIES, INC.


                                   ARTICLE III

        The purposes for which the Corporation is formed and the business and objects to be carried on and promoted by it are to engage in any lawful act or activity.

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                                   ARTICLE IV

        The address of the resident agent of the Corporation in the State of Colorado is James Watson, 1st Net Technologies, Inc., 1869 West Littleton Boulevard, Littleton, Colorado 80120.

                                    ARTICLE V

        A. CLASSES AND NUMBER OF SHARES. The total number of shares of stock of all classes which the Corporation shall have authority to issue is 50,000,000 shares of which (i) 40,000,000 shares are Common Stock, par value $.001 per share ("Common Stock"), and (ii) 10,000,000 shares are Preferred Stock, par value $.001 per share ("Preferred Stock"). The Corporation has authority to issue 1,000,000 shares of Series A Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $50,000.

        B. ABILITY TO RECLASSIFY. The Board of Directors may classify and reclassify any unissued shares of any class of capital stock by establishing or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. Subject to the terms and conditions of any outstanding capital stock, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of stock that have a priority as to distributions and upon liquidation and to divide and classify shares of any class into one or more series of such class by determining, fixing or altering one or more of the following:

               (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided, however, that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification and any shares of a class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.



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               (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non- participating.

               (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

               (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

               (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and different redemption dates and whether or not there shall be any sinking fund or purchase account in respect thereof and, if so, the terms thereof.

               (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

               (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of such dividends or making of distributions on, or the acquisitions of, or the use of moneys for purchase or redemption of any stock of the Corporation, or upon any other action of the Corporation, including action under this Subsidiary-paragraph and, if so, the terms and conditions thereof.

               (8) Any other preferences, rights, restrictions including restrictions on transferability, and qualifications of shares of



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such class or series, not inconsistent with law and the charter of the
Corporation.

        The terms of any capital stock classified or reclassified pursuant to the powers of the Board of Directors as set forth herein shall be set forth in a subsequent amendment to these articles filed for record with the Department of Corporations of Colorado prior to the issuance of any such capital stock (any such articles defined herein as "Articles Supplementary").

        C.   VOTING RIGHTS.

               (1) COMMON. Each share of Common Stock shall have one vote.

               (2) PREFERRED. Each share of Preferred Stock shall have one vote.

        D. TERMS OF COMMON STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as provided herein, each share of Common Stock shall be equal to every other share of Common Stock.

               (1) DIVIDEND RIGHTS. Subject to the provisions of law and any preferences of any class of Preferred Stock, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

               (2) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Preferred Stock having a preference on distribution in liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of Preferred Stock not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

               (3) REDEMPTION. The Common and Preferred Stock are not subject to redemption, except as may be provided by applicable laws.



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               (4) RESTRICTIONS ON OWNERSHIP AND TRANSFER.

                      (a)  DEFINITIONS.

Except as provided below, capitalized terms used herein shall have the same meanings as contained in the Colorado General Corporation Law. For purposes of these Articles, the following terms shall have the following meanings:

               "BENEFICIAL OWNERSHIP" shall mean ownership of Common Stock or Preferred Stock by a Person directly, beneficially or as a result of being treated as an actual or constructive owner of such Stock. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Owned" and "Beneficially Owning" shall have the correlative meanings.

               "CAPITAL STOCK" shall mean shares of stock that are Common Stock or Preferred Stock.

               "IRS" means the United States Internal Revenue Service.

               "MARKET PRICE" shall mean the last reported sales price of the Common Stock or Preferred Stock reported on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock may be traded, or if the Common Stock or Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

               "OFFERING PRICE" shall mean the initial offering sales price of the Common Stock on the date of the Public Offering.

               "PERSON" shall mean an individual, corporation, partnership, estate, limited liability company, unincorporated organization, joint venture, state or a political subdivision thereof, governmental agency, trust (including a trust qualified under Section 401(a) or l(c) (17) of the Code), a portion of a trust permanently set aside for or to be issued exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a)



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        of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended, but does not include an Underwriter that participates in a public offering of the Common Stock, Preferred Stock.

               "PUBLIC OFFERING" shall mean the initial public sale of Common Stock pursuant to the Corporation's effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended, which is underwritten with total equity of the Corporation at the closing of such public offering of not less than $5,000,000.

               "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock or Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock or Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Common Stock or Preferred Stock), whether voluntary or involuntary, whether of record or beneficially (including but not limited to transfers of interests in other entities which result in changes in Beneficial Ownership of Common Stock or Preferred Stock), whether by operation of law or otherwise and whether the result of a transaction entered into through the facilities of the American Stock Exchange, the New York Stock Exchange or such other stock exchange on which the Common Stock or Preferred Stock is then listed.

               "UNDERWRITER" shall mean a securities firm or other similar entity in its capacity as a party to an underwriting agreement with the Corporation entered into with the intent of such firm or other entity of acquiring securities of the Corporation for resale.

                    (b) OWNERS REQUIRED TO PROVIDE INFORMATION. Each Person who is a Beneficial Owner of an interest in the Common Stock or Preferred Stock and each Person (including the stockholder of record) who is holding Common Stock or Preferred Stock for a Beneficial Owner of an interest in the Common Stock or Preferred Stock shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine its actual stockholders.



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                    (c) AMBIGUITY. In the case of an ambiguity in the
application of any of the provisions of these Amended Articles, including any definition contained herein, the Board of Directors shall have the power to determine the application of the provisions hereof with respect to any situation based on the facts known to it.

               (5) LEGEND. Each certificate for Common Stock shall bear the following legend:

               The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's Articles and a written statement of the designations, and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption applicable to each class of stock. Requests for such written statement may be directed to 1st Net Technologies, Inc. at its principal executive offices, Attention: Secretary.

        E. TERMS OF PREFERRED STOCK. The Preferred Stock shall be divided into series. The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law, to provide for the issuance, in one or more series, of all or any of the shares of the Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Colorado to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series (or that such shares shall have no voting powers), and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. Except as provided herein, the Board of Directors is also expressly authorized (unless forbidden in the Articles Supplementary establishing the series) to increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the



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adoption of the resolution originally fixing the number of shares of such series.

        The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without the vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the Articles Supplementary establishing any series of Preferred Stock.

        Subject to the foregoing, the Preferred Stock shall be designated "Series A Preferred Stock," "Series B Preferred Stock," "Series C Preferred Stock," "Series D Preferred Stock," "Series E Preferred Stock" and "Series F Preferred Stock."

               (1) RIGHTS, PREFERENCES AND RESTRICTIONS OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall have the voting power, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as stated above in this Article V and as follows:

                      (a) DIVIDEND PROVISIONS. The holders of shares of the Series A Preferred Stock shall be entitled to receive an annual, cumulative dividend of $.20 per share, out of any assets legally available therefor, concurrent with and equal to any declaration or payment of any dividend or other distribution on any series of Preferred Stock established and issued subsequent to the Series A Preferred Stock and the Common Stock of the Corporation, which shall be mandatory for each fiscal year in which such share is not converted into one share of Common Stock. This amount shall be proportionately adjusted for recapitalizations, combinations, splits, reverse splits, subdivisions and the like, and shall be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Dividends with respect to Series A Preferred Stock shall be cumulative and, in the discretion of the Board of Directors, may be payable in shares of Common or Series A Preferred Stock. Dividends which are declared and payable for any period less than one full year shall be computed on the basis of a 360-day year with equal 30-day months. No dividends shall accrue in a fiscal year with respect to a share of Series A Preferred Stock unless such share is outstanding on the last day of such fiscal year.



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                      (b) LIQUIDATION PREFERENCE.

                             (i) In the event of:

                                    (A) any liquidation, dissolution or winding
up of the Corporation, either voluntary or involuntary, or

                                    (B) any transaction or series of related
transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's Stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50 percent of the voting power of the surviving or continuing entity, or a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least 50 percent of the voting power of the purchasing entity, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any series of Preferred Stock established and issued subsequent to the Series A Preferred Stock and the Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.50 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) an amount equal to all declared but unpaid dividends on each such share of Series A Preferred Stock, which amount may be adjusted for any stock splits, stock dividends or other recapitalizations. If upon the occurrence of such liquidation or similar event the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder; in such event, the holders of the Common Stock shall receive nothing.

                             (ii) Upon the completion of the distribution
required by subparagraphs F(1)(b)(i)(A) or (B) of this Article V above, if assets remain in the Corporation, subject to the liquidation preference, if any, of any other series of Preferred Stock, the remaining assets shall be paid in equal amounts on all outstanding shares of Preferred and Common Stock.



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               (c) REDEMPTION. Except as expressly provided in this Article V, the Series A Preferred Stock shall not be redeemable.

               (d) MANDATORY CONVERSION. The holders of Series A Preferred Stock shall be subject to mandatory conversion as follows (the "Conversion"):

               Each share of Series A Preferred Stock automatically converts into one share of common stock upon the earlier to occur of (i) the closing of the Public Offering or (ii) the date upon which the public stock price per share of Common Stock is $3.00 or higher, which target price shall be proportionately adjusted for recapitalizations, combinations, splits, reverse splits, subdivisions and the like.


               In the case of the circumstances described in clause (i) above, the Conversion shall be conditioned upon the closing of the sale of securities pursuant to such Public Offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have their Series A Preferred Stock converted until the closing of such Public Offering.

                      (ii) NO FRACTIONAL SHARES AND CERTIFICATE AS TO CONVERSION ADJUSTMENT.

                             (A) No fractional shares shall be issued upon
conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                             (B) Upon the occurrence of each conversion the
Corporation, at its own expense, shall promptly compute such conversion adjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (x) such adjustment, (y) the conversion ratio for such shares at such time and (z) the number of shares of Common Stock which at such time would be received upon the conversion of such shares of Series A Preferred Stock.



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               (e) NOTICES OF RECORD DATE. In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (2) NOTICES. Any notice required by the provisions of this Section F of this Article V to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

        (3) STOCK SPLITS OR SUBDIVISIONS. In the event the Corporation should at any time or from time to time after the effective date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock



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issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the conversion ratio of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

        (4) COMBINATIONS. If the number of shares of Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the conversion ratio for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

        (5) NO IMPAIRMENT. The Corporation will not, by amendment of its Charter or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section F and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

        (6) STATUS OF CONVERTED OR REDEEMED STOCK. Once shares of Series A Preferred Stock are converted or redeemed in accordance herewith, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation, and the Charter of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        (7) NO PREEMPTIVE RIGHTS. Nothing herein shall be construed to grant the holders of Series A Preferred Stock any preemptive rights.

        (8) LEGEND. Each certificate for Series A Preferred Stock shall bear the following legend:



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               The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's Charter and a written statement of the designations, and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption applicable to each class of stock. Requests for such written statement may be directed to 1st Net Technologies, Inc. at its principal executive offices, Attention: Secretary.

        G. SETTLEMENT. Nothing in this Article V shall preclude the settlement of any transaction entered into through facilities of the American Stock Exchange, the New York Stock Exchange or such other stock exchange on which the Corporation's Common Stock or Preferred Stock may be listed.

        H. ISSUANCE OF RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY. Subject to the rights of the holders of any series of Preferred Stock, including Series A Preferred Stock, and subject to the rights of the original stockholders of the Corporation pursuant to any stockholders' agreement executed by such original stockholders prior to the Public Offering, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of Capital Stock, other securities of the Corporation, or shares or other securities of any successor in interest of the Corporation (a "successor"), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any shares of Capital Stock, other securities of the Corporation, or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Colorado General Corporation Law, other applicable laws and the Corporation's Charter.

        I. PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in authorizing the issuance of shares of



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Preferred Stock herein and as set forth in Articles Supplementary creating such other series of Preferred Stock, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        J. AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK. The authorized number of shares of Common Stock and Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of Capital Stock of the Corporation that pursuant to the Charter are entitled to vote generally in the election of directors of the Corporation, voting together as a single class.


                                   ARTICLE VI

        A. NUMBER. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be five, which number may be increased or decreased pursuant to the Bylaws of the Corporation; provided, however, that the number of directors shall neither be less than three nor greater than eleven.

        B. CLASSIFICATION. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the initial term of office of the Class I directors to expire at the 1999 annual meeting of stockholders, the initial term of office of the Class II directors to expire at the 2000 annual meeting of stockholders and the initial term of office of the Class III directors to expire at the 2001 annual meeting of stockholders. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        The following person shall serve as a Class I director until the 2000 annual meeting of stockholders:



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                      Clifford J. Smith

        The following person shall serve as Class II directors until the 2001 annual meeting of stockholders:

                      Mary E. Writer

        The following persons shall serve as Class III directors until the 2002 annual meeting of stockholders:

                      Gregory D. Writer, Jr.
                      James H. Watson, Jr.

        C. WRITTEN BALLOT. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

        D. REMOVAL. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66-2/3 percent of the then-outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

        E. VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then-outstanding, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other causes, shall be filled by a majority vote of the stockholders or directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

        F. STOCK ISSUANCES. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                                   ARTICLE VII

        The Corporation reserves the right at any time and from time to time to make any amendment to its Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in its Articles, of any shares of outstanding stock. Any amendment to the Corporation's Articles shall be valid only if such amendment shall have been approved by the holders of 51 percent of the outstanding Voting Stock, voting together as a single class. All rights and powers conferred by the Corporation's Articles on stockholders, directors and officers are granted subject to this reservation.


                                  ARTICLE VIII

        The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Colorado now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.


                                   ARTICLE IX

        To the fullest extent permitted by Colorado statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

                                    ARTICLE X

        With respect to any proposed merger, acquisition, business combination or other transaction or proposal, a director of the Corporation, in determining what is in the best interests of the Corporation, shall consider the interests of the stockholders of the Corporation and, in his or her discretion, may consider (i) the interests of the Corporation's employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests and (iv) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of the Corporation's stockholders.


                                   ARTICLE XI

        The Corporation hereby expressly elects not to be governed by the provisions of the anti-takeover and control share acquisition sections of the Colorado General Corporation Law.


                                   ARTICLE XII

        In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Colorado, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others.

        Any director or officer individually, or any firm of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or ratified by the affirmative vote of a majority of the disinterested directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or rectified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any director of the Corporation who is also a director or officer of, or interested in, such other corporation or association, or who, or the firm of which he or she is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he or she were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

        Except as otherwise provided in the Corporation's Articles or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except only for those that are by law, these Articles of Incorporation or the Bylaws of the Corporation, conferred upon or reserved to the stockholders. Additionally, the Board of Directors is hereby specifically authorized and empowered from time to time in its discretion:

               To borrow and raise money, without limit and upon any terms, for any corporate purpose; and, subject to applicable law, to authorize the creation, issuance, assumption, or guaranty of bonds, debentures, notes or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets, and goodwill of the Corporation then owned or thereafter acquired;

               To make, alter, amend, change, add to or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws adopted by the Board of Directors; and

               To the extent permitted by law, to declare and pay dividends or other distributions to the stockholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Common Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any stockholder.

        Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Articles. Any action required or permitted to be taken by the Stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders or by any consent in writing.


                                  ARTICLE XIII

        The duration of the Corporation shall be perpetual.

        THIRD: The amendment to and restatement of the Articles of the Corporation as hereinabove set forth have been duly authorized and approved by a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH: The current address of the principal office of the Corporation in the State of Colorado is as set forth in Article IV of the foregoing amendment and restatement of the Articles.

        FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Articles.

        SIXTH: The number of directors of the Corporation and the names of those currently in office are as follows:

                                    Gregory D. Writer, Jr.
                                    Clifford J. Smith
                                    Mary E. Writer
                                    James H. Watson, Jr.

        SEVENTH: The foregoing amendments increase the authorized capital stock of the Corporation as set forth in subparagraph A of Article V of the foregoing amendment and restatement of the Articles.

        IN WITNESS WHEREOF, 1ST NET TECHNOLOGIES, INC. has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on October 15, 1998.


                                             /s/ GREGORY D. WRITER, JR.
                                             -----------------------------------
                                             Gregory D. Writer, Jr.
                                             Chief Executive Officer


                                             /s/ CLIFFORD J. SMITH
                                             -----------------------------------
                                             Clifford J. Smith
                                             President


        The undersigned, Chief Executive Officer of 1ST NET TECHNOLOGIES, INC. who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.


                                             /s/ GREGORY D. WRITER, JR.
                                             -----------------------------------
                                             Gregory D. Writer, Jr.
                                             Chief Executive Officer

        The undersigned, James H. Watson, Jr., hereby consents to serve as the initial agent for service of process in Colorado of 1st NET TECHNOLOGIES, INC.


                                             /s/ JAMES H. WATSON, JR.
                                             -----------------------------------
                                             James H. Watson, Jr.